CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 28, 2012, relating to the financial statements and financial highlights, which appear in the December 31, 2011 Annual Reports to Shareholders of Large Company Growth Portfolio, Large Company Value Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, Wilshire 5000 IndexSM Fund and Wilshire Large Cap Core Plus Fund (formerly known as Wilshire Large Cap Core 130/30 Fund), six portfolios/funds constituting the Wilshire Mutual Funds, Inc, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

Philadelphia, Pennsylvania
April 30, 2012